Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Steel Vault Corporation
We have audited the accompanying consolidated balance sheets of Steel Vault Corporation and subsidiary (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (capital deficiency) and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform audits of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements enumerated above present fairly, in all material respects, the financial position of Steel Vault Corporation and subsidiary as of September 30, 2009 and 2008, and the consolidated results of their operations and their consolidated cash flows for each of the years ended September 30, 2009 and 2008, in conformity with accounting principles generally accepted in the United States.
As discussed in Note 12, in November 2009 the Company merged with an affiliated entity and became a wholly-owned subsidiary of PositiveID Corporation, formerly known as VeriChip Corporation, and is dependent on PositiveID Corporation to fund its operations.
/s/ Eisner LLP
New York, NY
March 17, 2010

STEEL VAULT CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$249	$1,256
Marketable equity securities, available for sale	—	35
Other current assets	128	10

Total Current Assets	377	1,301

Property and equipment, net	104	—
Intangible assets	50
Goodwill	488
Other assets	19	—

Total Assets	$1,038	$1,301

Liabilities and Stockholders’ Equity (Capital Deficiency)
Current Liabilities
Accounts payable	$267	$2
Accrued expense and other liabilities	399	100
Deferred revenue	44	—
Payable to an affiliated company (Note 11)	142	—
Notes payable to stockholder and affiliated company — inclusive of interest (Note 6)	665	—

Total Current Liabilities	1,517	102

Commitments and contingencies

Stockholders’ Equity (Capital Deficiency)
Preferred shares:
Authorized 5,000 shares, no par value; none issued	—	—
Common shares:
Authorized 80,000 shares of $.01 par value; 9,907 and 6,007 shares issued; 9,907 and 5,146 shares outstanding in 2009 and 2008, respectively	99	60

Additional paid-in capital	7,636	7,143
Accumulated deficit	(8,214)	(5,086)
Treasury stock (861 shares carried at cost in 2008)	—	(918)

Total Stockholders’ Equity (Capital Deficiency)	(479)	1,199

Total Liabilities and Stockholders’ Equity (Capital Deficiency)	$1,038	$1,301

See the accompanying notes to consolidated financial statements.

STEEL VAULT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For The Years Ended
	September 30,
	2009	2008
Continuing Operations:
Revenue	$1,055	$—

Operating Expenses:
Cost of revenue	315	—
Sales and marketing	1,195	—
General and administrative	2,588	678

Operating loss	(3,043)	(678)
Loss on marketable equity securities	24	430
Interest expense and other (income)	61	(13)

Loss from continuing operations	(3,128)	(1,095)

Discontinued Operations:
Loss from operation	—	(274)
Gain on sale	—	691

Income from discontinued operations	—	417

Net loss	$(3,128)	$(678)

Continuing operations loss per common share
- basic and diluted	$(0.40)	$(0.21)
Discontinued operations income per common share
- basic and diluted	—	0.08

Net loss per common share — basic and diluted	$(0.40)	$(0.13)

Weighted average number of common shares outstanding:
Basic and diluted	7,902	5,114

Comprehensive loss
Net loss	$(3,128)	$(678)
Reversal of unrealized loss on marketable securities sold	—	228

Comprehensive loss	$(3,128)	$(450)

See the accompanying notes to consolidated financial statements.

STEEL VAULT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
For The Years Ended September 30, 2009 and 2008
(In thousands)

					Accumulated		Total
			Additional		Other		Stockholders'
	Common Stock		Paid-In	Accumulated	Comprehensive	Treasury	Equity (Capital
	Number	Amount	Capital	Deficit	Loss	Stock	Deficiency)
Balance — October 1, 2007	5.907	$59	$6,854	$(4,408)	$(228)	$(918)	$1,359

Issuance of common stock	100	1	(1)	—	—	—	—
Share-based compensation	—	—	196	—	—	—	196
Contributed intercompany debt	—	—	94	—	—	—	94
Reversal of unrealized loss on marketable equity securities	—	—	—	—	228	—	228
Net Loss	—	—	—	(678)	—	—	(678)

Balance — September 30, 2008	6,007	60	7,143	(5,086)	—	(918)	1,199

Option exercise	1,260	13	240	—	—	—	253
Share-based compensation	2,500	25	653	—	—	—	678
Shares and options issued for purchase of NCRC	1,000	10	384	—	—	—	394
Retirement of treasury stock	(860)	(9)	(909)	—	—	918	—
Issuance of warrants in connection with debt financings	—	—	125	—	—	—	125

Net Loss	—	—	—	(3,128)	—	—	(3,128)

Balance — September 30, 2009	9,907	$99	$7,636	$(8,214)	$—	$—	$(479)

See the accompanying notes to consolidated financial statements.

STEEL VAULT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For The Years Ended
	September 30,
	2009	2008
Cash flows from operating activities
Continuing operations
Net loss	$(3,128)	$(678)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	678	196
Depreciation	8	—
Loss on marketable securities, available for sale	24	430
Amortization of debt discount	62	—
Gain from sale of discontinued operations	—	(691)

Changes in operating assets and liabilities:
Decrease in accounts receivable	4	1,407
Decrease in inventories	—	106
Increase in other current assets	(72)	(4)
Decrease in other assets	—	5
Increase (decrease) in accounts payable, accrued expenses and other liabilities	619	(987)
Net cash provided by discontinued operations	—	5

Net cash used in operating activities	(1,805)	(211)

Cash flows from investing activities
Proceeds from sale of marketable securities	11	180
Purchase of fixed assets and software	(95)	—
Business acquisition costs, net of cash acquired of $15	(61)	—
Net cash provided by discontinued operations	—	887

Net cash (used in) provided by investing activities	(145)	1,067

Cash flows from financing activities
Proceeds from the issuance of convertible notes	690	—
Proceeds from options exercised	253	—
Other	—	(5)

Net cash provided by (used in) financing activities	943	(5)

Net (decrease) increase in cash and cash equivalents	(1,007)	851
Cash and cash equivalents — beginning of year	1,256	405

Cash and cash equivalents — end of year	$249	$1,256

Non cash investing and financing information:
Retirement of treasury shares	$(918)	$—
Fair value of warrants issued in connection with debt financings	$125	$—
Fair value of common stock and options issued for acquisition of NCRC	$394	$—
Former Parent contributed intercompany debt	$—	$94
See the accompanying notes to consolidated financial statements.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
Note 1 — Summary of Significant Accounting Policies
Business Organization and Basis of Presentation
Steel Vault Corporation (the “Company”), formerly known as IFTH Acquisition Corp., is a Delaware corporation incorporated in 1987. Prior to December 31, 2007, the Company provided information technology services. Effective December 31, 2007, the Company sold all of its operating assets (the business known as “InfoTech USA, Inc.” or “InfoTech”) to Corporate Technologies, LLC and ceased its operations.
On August 1, 2008, Digital Angel Corporation (“Digital Angel”) sold 2,570 shares of the Company’s common stock held by Digital Angel to Blue Moon Energy Partners LLC (“Blue Moon”). The shares represented 49.9% of the Company’s outstanding common stock at that time. See Note 11 — Related Party Transactions.
In December 2008, the Company completed an acquisition of National Credit Report.com, LLC, a Florida limited liability company (“NCRC”). The purchase agreement provided for the Company’s purchase of all of the issued and outstanding membership interests in NCRC, in return for 1,000 shares of the Company’s common stock, par value $0.01 per share. In conjunction with the transaction, the Company issued 3,000 stock options to the sellers of NCRC. Such stock options vested immediately, have a life of 10 years and have a strike price of $0.18. The total cost of the acquisition, including the fair value of the options, was $470. See Note 4 — Acquisition.
In conjunction with the acquisition of NCRC, the Company offers consumers a variety of identity security products and services primarily on a subscription basis. These services help consumers protect themselves against identity theft or fraud and to understand and monitor their credit profiles and other personal information, which include credit reports, credit monitoring and credit scores. NCRC is the only operating segment of the Company.
In March 2009, the Company closed a convertible debt financing transaction with Blue Moon for $190 pursuant to a secured convertible promissory note, which is payable on demand after March 20, 2011. See Note 6 — Financing Arrangements.
In June 2009, the Company closed a two-year convertible debt financing transaction with VeriChip for $500 pursuant to a secured convertible promissory note, which is payable on demand after June 4, 2010. See Note 6 — Financing Arrangements.
On September 4, 2009, the Company and a wholly-owned subsidiary of VeriChip Corporation, a Delaware corporation (“VeriChip subsidiary”) signed an agreement to merge the VeriChip subsidiary into the Company, with the Company surviving and becoming a wholly-owned subsidiary of VeriChip Corporation (the “Merger”). On November 10, 2009, the Merger was consummated. Upon the consummation of the Merger, each outstanding share of the Company’s common stock was converted into 0.5 shares of common stock of VeriChip Corporation. At the closing of the Merger, VeriChip Corporation changed its name to PositiveID Corporation and changed its stock ticker symbol with Nasdaq to “PSID”.
Basis of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, collectibility of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. A significant portion of our revenue is derived from the Company’s processing of transactions related to the provision of information services to customers, in which case revenue is recognized, assuming all other revenue recognition criteria are met, when the services are provided. Another portion of the Company’s revenues relate substantially to monthly subscription fee-based credit monitoring contracts under which a customer pays a preset fee for a predetermined or unlimited number of transactions or services provided during the subscription period. Revenue related to subscription fee-based contracts having an unlimited volume is recognized ratably during the contract term.
If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of our deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met.
The Company may provide multiple element arrangements. The multiple elements may include credit reports and monitoring services. To account for each of these elements separately, the delivered elements must have stand-alone value to our customer, and there must exist objective and reliable evidence of the fair value for any undelivered elements. For certain customer contracts, the total arrangement fee is allocated to the delivered and undelivered elements based on their relative fair values.
Deferred revenue consists of amounts billed in excess of revenue recognized on sales of our information services, relating generally to subscription fees.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions we may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions about allowances for bad debt reserves, lives of long lived assets, lives of intangible assets, assumptions used in Black-Scholes valuation models, estimates of the fair value of acquired assets and assumed liabilities, the determination of whether any impairment is to be recognized on goodwill, intangibles, or tangible assets.
Concentration of Credit Risk
The Company maintained its cash in one financial institution during the years ended September 30, 2009 and 2008. Balances were insured up to Federal Deposit Insurance Corporation limits of $250,000 per institution.
Investment in Marketable Equity Securities
The Company accounts for marketable securities in accordance with Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 320, Investments—Debt and Equity Securities, and classifies marketable securities as trading, available-for-sale, or held-to-maturity. The appropriate classification of the Company’s marketable securities is determined at the time of purchase and reevaluated at each balance sheet date.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
All of the Company’s available for sale investments are subject to a periodic review to consider whether a decline in fair value is judged to be other-than-temporary. Factors indicative of other-than-temporary decline include investee’s recurring operating losses, credit defaults and subsequent rounds of financings at an amount below the cost basis of the investment. When a decline in value is deemed to be other-than-temporary, the Company recognizes an impairment loss in the current period’s operating results to the extent of the decline, and accordingly has been reflected in net loss on the accompanying consolidated statements of operations.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization, computed using the straight-line method over the following estimated useful lives: purchased software is depreciated over 2 years, equipment is depreciated over periods ranging from 3 to 5 years, furniture and fixtures is depreciated over 7 years, and capitalized values of property under leases are amortized over the life of the lease or the estimated life of the asset, whichever is less. Expenditures for maintenance and repairs are charged against operations as incurred. Upon retirement or sale, any assets disposed of are removed from the accounts and any resulting gain or loss is reflected in the results of operations.
Income Taxes
The Company uses the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to reduce deferred tax assets to the amount of future tax benefit when it is more likely than not that some portion of the deferred tax assets will not be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
The Company adopted the provisions of ASC 740-10, “Income Taxes” relating to uncertainty in income taxes effective October 1, 2007. The provision clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. Recognition thresholds and measurement attributes were prescribed for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.
The Company uses a two-step approach to recognizing and measuring tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized, and the second step is to determine the amount to be recognized:
•	income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and

•	if a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.
The adoption of ASC 740-10 did not result in any adjustment to the Company’s beginning tax positions. The Company continues to fully recognize its tax benefits, which are offset by a valuation allowance to the extent that it is more likely than not that the deferred tax assets will not be realized. The Company has analyzed its filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. As a result, the Company has not recorded a tax liability and has no unrecognized tax benefits as of the date of adoption.
The Company files consolidated tax returns in the United States federal jurisdiction and in New Jersey. The Company is not subject to U.S. federal or state income tax examinations for fiscal years before 2005.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
Advertising
Advertising costs, which are expensed as incurred, totaled $248 and $0 during the fiscal years ended September 30, 2009 and 2008, respectively, and are included in sales and marketing expense in the accompanying consolidated statement of operations.
Net Income (Loss) Per Common Share
The Company presents “basic” income (loss) per common share and, if applicable, “diluted” income per common share, pursuant to the provisions of ASC 260, “Earnings per Share.” Basic income (loss) per common share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted income per common share is similar to that of basic income per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period.
Since the Company had losses from continuing operations and net losses in 2009 and 2008, the assumed effects of the exercise of stock options for the purchase of 6,924 and 5,570 common shares, 1,241 and 300 warrants, 1,963 and 0 convertible notes, and 500 and 0 shares of restricted stock outstanding at September 30, 2009 and 2008, respectively, would have been anti-dilutive and, accordingly, dilutive per share is the same as the basic loss per share. The total potential common shares excluded from net loss per share are 8,665 and 5,870 outstanding at September 30, 2009 and 2008, respectively.
Cash and Cash Equivalents
The Company considers instruments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents, including money market accounts, are maintained in bank accounts in amounts which, at times, may exceed the federally insured limit.
Fair Value of Financial Instruments
The carrying values of financial instruments which include cash and cash equivalents and accounts payable, approximate fair value due to the relatively short maturity of these instruments.
The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) ASC 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”) for financial assets and liabilities effective January 1, 2008, and adopted ASC 820-10 for non-financial assets and non-financial liabilities effective January 1, 2009. ASC 820-10 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. A brief description of those three levels is as follows:
•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Inputs that are both significant to the fair value measurement and unobservable.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
Investments are classified within Level 3 of the fair value hierarchy because they trade infrequently (or not at all) and therefore have little or no readily available pricing. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available. The note payable is classified within Level 3 of the fair value hierarchy, however, given the related party nature of the notes payable, the valuation of their fair values are not reasonably determinable. (See Note 6 for summary of level 3 investments).
Valuations for Level 3 investments are adjusted when changes to inputs and assumptions are corroborated by evidence such as transactions in similar instruments, convertible offerings in the equity or debt, and changes in financial ratios or cash flows of the borrower and the guarantor’s financial ability to repay the obligation in the event of a default. The note payable is guaranteed by the Company’s chief executive officer who is the president and chief financial officer of VeriChip, the lender.
For positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability and such adjustments are generally based on available market information. In the absence of such evidence, management’s best estimate is used.
The values assigned to investments and any unrealized gains or losses reported are based on available information and do not necessarily represent amounts that might be realized if a ready market existed and such difference could be material. Furthermore the ultimate realization of such amounts depends on future events and circumstances and therefore valuation estimates may differ from the value realized upon disposition of individual positions.
In the fiscal year ended September 30, 2009, the Company sold its remaining Level 1 investments (marketable equity securities, available-for-sale) of approximately $11 for which quoted prices in active markets were used to value the underlying securities. As a result, as of September 30, 2009, the Company had no Level 1 investments. The Company has included a $24 loss on sale of securities in interest and other expense on the consolidated statements of operations for the year ended September 30, 2009.
Share-Based Compensation
The Company accounts for equity-based compensation based on the fair value of such equity instruments on the date they are granted. An estimate of the portion of the fair value that will vest is recognized in the financial statements as an expense over the period during which the employees are required to provide services in exchange for the equity instruments. The Company has selected the Black-Scholes method of valuation for share-based compensation.
Share-based compensation expense is reflected in the consolidated statements of operations in general and administrative expense.
Recent Accounting Pronouncements
Effective July 1, 2009, the Company adopted the FASB Accounting Standards Codification (“ASC”) 105-10, “Generally Accepted Accounting Principles” (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized to conform with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The codification did not change GAAP but reorganizes the literature.
Effective January 1, 2009, the Company adopted ASC 805-10, “Business Combinations” (“ASC 805-10”). Under ACS 805-10, an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value. ACS 805-10 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
The Company adopted the provisions of ASC 855-10, “Subsequent Events” (“ASC 855-10”) in the second quarter of 2009. ASC 855-10 establishes (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.
The Company is required to adopted ASC 810-10-65-1, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” on October 1, 2009. This establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. In addition, it changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. ASC 810-10-65-1 also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. ASC 810-10-65-1 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. ASC 810-10-65-1 shall be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except for the presentation and disclosure requirement which shall be applied retrospectively for all periods presented. The adoption of ASC 810-10-65-1 is not expected to impact the Company’s financial position, results of operations, cash flows or financial statement disclosures.
In June 2009, the FASB finalized SFAS No. 167, Amending FASB interpretation No. 46(R), which was later superseded by the FASB Codification and included in ASC topic 810. The provisions of ASC 810 provide guidance in determining whether an enterprise has a controlling financial interest in a variable interest entity. This determination identifies the primary beneficiary of a variable interest entity as the enterprise that has both the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance, and the obligation to absorb losses or the right to receive benefits of the entity that could potentially be significant to the variable interest entity. This pronouncement also requires ongoing reassessments of whether an enterprise is the primary beneficiary and eliminates the quantitative approach previously required for determining the primary beneficiary. New provisions of this pronouncement are effective January 1, 2010. The Company is currently evaluating the impact of adopting this pronouncement.
In August of 2009, the FASB issued ASC Update 2009-5, an update to ASC 820, “Fair Value Measurements and Disclosures”. This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification in circumstances in which a quoted price in an active market for the identical liability is not available. In such circumstances a reporting entity is required to measure fair value using one or more of the valuation techniques described in ACS Update 2009-5. The adoption of this update in the third quarter of 2009 did not have a material effect on Company’s consolidated financial statements.
Accounting Standards Update No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. In October 2009, the Financial Accounting Standards Board (“FASB”) issued Update No. 2009-15 as an amendment to the subtopic 470-20, Debt with Conversion and Other Options, to address the accounting for own-share lending arrangements entered in contemplation of a convertible debt issuance or other financing. ASC 470-20-25-20A establishes that at the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing shall be measured at fair value (in accordance with Topic 820) and recognized as an issuance cost, with an offset to additional paid-in capital in the financial statements of the entity. ASC 470-20-35-11A establishes that if it becomes probable that the counterparty to a share-lending arrangement will default, the issuer of the share-lending arrangement shall recognize an expense equal to the then fair value of the unreturned shares, net of the fair value of probable recoveries. The issuer of the share-lending arrangement shall remeasure the fair value of the unreturned shares each reporting period through earnings until the arrangement consideration payable by the counterparty becomes fixed. Subsequent changes in the amount of the probable recoveries should also be recognized in earnings. ASC 470-20-45-2A establishes that loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. ASC 470-20-50-2A adds new disclosures that must be made in any period in which a share-lending arrangement is outstanding as follows: (a) description of any outstanding share-lending arrangements, (b) number of shares, term, circumstances under which cash settlement would be required, (c) any requirements for the counterparty to provide collateral, (d) entity’s reason for entering into the share-lending arrangement, (e) fair value of the issuance cost associated with the arrangement, (f) treatment for the purpose of calculating earnings per share, (g) unamortized amount of the issuance cost associated with the arrangement, (h) classification of the issuance cost associated with the arrangement, (i) amount of interest cost recognized relating to the amortization and (j) any amounts of dividends paid related to the loaned shares that will not be reimbursed. This Accounting Standard Update shall be effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. The Company is evaluating the impact on its financial statements of this update.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
In October 2009, the FASB issued new guidance for revenue recognition with multiple deliverables, which is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, although early adoption is permitted. This guidance eliminates the residual method under the current guidance and replaces it with the “relative selling price” method when allocating revenue in a multiple deliverable arrangement. The selling price for each deliverable shall be determined using vendor specific objective evidence of selling price, if it exists, otherwise third-party evidence of selling price shall be used. If neither exists for a deliverable, the vendor shall use its best estimate of the selling price for that deliverable. After adoption, this guidance will also require expanded qualitative and quantitative disclosures. The Company is currently assessing the impact of adoption on its financial position and results of operations.
In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The ASU requires disclosing the amounts of significant transfers in and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in Level 3 fair value measurements will be required for fiscal years beginning after December 15, 2010.
Note 2 — Marketable Securities
On May 15, 2007, the Company entered into a Satisfaction of Loan Agreement with Digital Angel whereby the Company received 88 shares (split adjusted) of Digital Angel common stock with a fair value of $1,000 in payment of a loan due to the Company in that amount. The Company classified the shares as available for sale marketable equity securities and recorded unrealized changes in their fair value as part of comprehensive income for each corresponding period.
For the year ended September 30, 2008 the Company sold 45 shares and realized a loss of $331. At September 30, 2008 the 12 remaining shares had a cost of $134 and a market value of $35. Accordingly, the Company included a $99 decline in fair value as other then temporary and reported the impairment in loss on marketable equity securities on the Consolidated Statement of Operations for the year ended September 30, 2008.
For the year ended September 30, 2009, the Company sold the remaining 12 shares for $11 and realized a loss of $24.
Note 3 — Property and Equipment

	2009	2008
Computer equipment	$34	$—
Furniture and fixtures	16	—
Purchased software	70	—
	120	—

Less accumulated depreciation and amortization	16	—

Total	$104	$—

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
Note 4 — Acquisition
On December 5, 2008, the Company completed the acquisition of NCRC. The purchase agreement provided for the Company’s purchase of all of the issued and outstanding membership interests in NCRC from the sellers of NCRC, in return for 1,000 shares of the Company’s common stock, par value $0.01 per share, valued at $130. In conjunction with the transaction, additional consideration for the sale included the issuance of 3,000 stock options with a fair value of $264 to the sellers of NCRC. The Black Scholes assumption used to value the NCRC options are the same as those described in Note 8 — Stock-Based Compensation. The options vested immediately and have a strike price of $0.18. Included in the purchase price was approximately $76 in acquisition costs. The total cost of the acquisition was $470. During the fiscal year ended September 30, 2009, the Company finalized the purchase price allocations related to the NCRC acquisition.
The total purchase price of the business acquired was allocated as follows:

Cash	$15
Accounts receivable	4
Equipment	17
Other assets	27
Intangible assets — domain names	50
Goodwill	488
Current liabilities	(131)

Total	$470

The results of NCRC have been included in the consolidated statements of operations since the date of acquisition. Unaudited pro forma results of operations for the year ended September 30, 2009 are included below. Such pro forma information assumes that the NCRC acquisition occurred as of October 1, 2008, and revenue is presented in accordance with the Company’s accounting policies. This summary is not necessarily indicative of what the Company’s results of operations would have been had the Company and NCRC been combined entities at the beginning of such period, nor does it purport to represent results of operations for any future periods.

Year
Ended September 30,
(In thousands, except per share amounts)	2009
Net operating revenue	$1,099
Net loss from continuing operations attributable to common shareholders	$(3,175)
Net loss from continuing operations per common share — basic and diluted	$(0.40)
In considering the benefits of the NCRC acquisition, management recognized the estimated fair value of the acquired intangible assets of NCRC. In performing the expected life analysis, the Company determined that the acquired domain names had indefinite lives. In making this assessment, the Company evaluated whether there were any legal, regulatory, or contractual factors limiting the useful lives of the acquired trademarks and the Company concluded that these factors did not limit the useful lives of the acquired trademarks as of the dates of their acquisition. In addition, the Company evaluated and determined that there were economic factors, including technological advances or obsolescence of the related products that limited the useful lives of the acquired domain names. Therefore, the Company concluded that based on (i) the lack of legal, contractual or competitive factors limiting the useful lives of the acquired domain names; and (ii) the conclusion that the domain names will have value for the foreseeable future, the Company had reasonable support to conclude that the acquired NCRC domain names had indefinite lives.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
The primary reason the purchase price of the acquisition exceeded the fair value of the net assets acquired inclusive of the acquired domain names, which resulted in the recognition of goodwill, were to provide entry into the industry and growth opportunities from new or enhanced product offerings and the acquisition of the existing workforce that are not recognized as assets apart from goodwill.
Note 5 — Intangible Assets and Goodwill
Intangible Assets
The information set forth above about the Company’s acquired intangible assets as of September 30, 2009 is based upon final purchase price allocations related to the acquisition NCRC, as discussed in Note 4. The Company recognized $50 of indefinite lived intangible assets relating to the acquisitions of domain names.
The Company’s domain names are indefinite lived-assets, and accordingly are not amortized. The Company tests its trademarks for impairment at least once a year, or between testing dates if an impairment condition or event is determined to have occurred.
The Company completed its annual impairment test as of September 30, 2009. Based on the Company’s review, no impairment was indicated.
Goodwill
Goodwill represents the excess of the purchase price over the estimated fair value of the assets acquired net of the fair value of liabilities assumed in an acquisition. ASC 350, Intangibles - Goodwill and Other (ASC 350) requires that intangible assets with indefinite lives, including goodwill, be evaluated on an annual basis for impairment or more frequently if an event occurs or circumstances change that could potentially result in impairment. The goodwill impairment test requires the allocation of goodwill and all other assets and liabilities to reporting units. If the fair value of the reporting unit is less than the book value (including goodwill), then goodwill is reduced to its implied fair value and the amount of the write-down is charged to operations. The assumptions used by the Company in calculating its reporting unit fair value at the time of the test include the Company’s market capitalization and a fairness evaluation performed by an independent analyst.
The Company estimates the fair values of a reporting unit using a discounted cash flow valuation model and by comparing our reporting unit to guideline publicly-traded companies. These methods require estimates of the Company’s future revenues, profits, capital expenditures, working capital, and other relevant factors, as well as selecting appropriate guideline publicly-traded companies. The Company estimates these amounts by evaluating historical trends, current budgets, operating plans, industry data, and other relevant factors. The estimated fair value exceeded its respective carrying value in fiscal 2009, indicating the underlying goodwill was not impaired as of the Company’s most recent testing date. Accordingly, the Company was not required to complete the second step of the goodwill impairment test. The timing and frequency of the Company’s goodwill impairment test is based on an ongoing assessment of events and circumstances that would more than likely reduce the fair value of a reporting unit below its carrying value, but in no event less frequently than on an annual basis. There are various assumptions and estimates underlying the determination of an impairment loss, and estimates using different, but each reasonable, assumptions could produce significantly different results and materially affect the determination of fair value and/or goodwill impairment for each reporting unit. The Company believes that the assumptions and estimates utilized were appropriate based on the information available to management. The timing and recognition of impairment losses by us in the future, if any, may be highly dependent upon our estimates and assumptions.
The Company completed its annual goodwill impairment test as of September 30, 2009. Based on these reviews, no goodwill impairment was indicated.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
Note 6 — Financing Arrangements (See Note 11)
Blue Moon
On March 20, 2009, the Company closed a debt financing transaction with Blue Moon for $190 pursuant to a secured convertible promissory note (the “Note”). The Note is payable on demand after March 20, 2011, accrues interest at five percent per annum compounded monthly and is collateralized by substantially all of the Company’s assets pursuant to an agreement between the Company and Blue Moon, which security interest is subordinate to the security interest granted to VeriChip Corporation (see below). The Note can be prepaid at any time without penalty.
Blue Moon shall have the right, at any time, in its sole discretion to convert the entire unpaid principal amount and accrued and unpaid interest thereon into that number of shares of the Company’s stock at a price of $0.44 per share which was greater than the market price of $0.37. The Company may convert the Note into common stock of the Company any time after a change in control of the Company or if the average of the high and low trading prices of the Company’s common stock as quoted on the OTC Bulletin Board (or any other applicable trading exchange) is greater than 120% of the conversion price ($0.44 per share) over 20 consecutive trading days.
The financing transaction also included a warrant, which carries piggy back registration rights, given to Blue Moon to purchase 108 common shares of the Company at a price of $0.44 per share. The fair value of the warrant at issuance was $32. Interest expense for the year ended September 30, 2009 was $13 (inclusive of accreted discount).
PositiveID Corporation, Formerly Known As VeriChip Corporation (“VeriChip”)
On June 4, 2009, the Company closed a debt financing transaction with VeriChip for $500 pursuant to a secured convertible promissory note (the “VeriChip Note”). The two-year VeriChip Note is payable on demand on or after June 4, 2010, accrues interest at a rate of twelve percent per annum and is collateralized by substantially all of the Company’s assets pursuant to a n agreement between the Company and VeriChip. The unpaid principal and accrued and unpaid interest under the VeriChip Note can be converted at any time into common stock at a price of $0.30 per share which was greater than the market price of $0.14. The VeriChip Note can be prepaid at any time without penalty.
The financing transaction includes a common stock purchase warrant issued to VeriChip to purchase 333 common shares of the Company at a price of $0.30 per share. The fair market value at issuance was $37.
The financing transaction also includes a guaranty given by the Company’s chief executive officer for the benefit of VeriChip, for which he received a common stock purchase warrant from the Company to purchase 500 common shares of the Company at a price of $0.30 per share. The fair value of the warrant at issuance was $56. Interest expense for the year ended September 30, 2009 was $49 (inclusive of accreted discount and amortized debt issuance costs).

	Blue Moon	VeriChip	Total
Related party notes payable — principal amount	$190	$500	$690
Discount due to issuance of warrants	(32)	(37)	(69)
Accrued interest	5	19	24
Accretion of discount	8	12	20

Carrying amount at September 30, 2009	$171	$494	$665

Note 7 — Income Taxes
The reconciliation of the effective tax rate with the statutory Federal income tax rate is as follows:

	Years Ended September 30,
	2009	2008
	%	%
Statutory rate	(34)	(34)
Non-deductible permanent difference	7	3
Increase in deferred tax valuation allowance	38	38
State income taxes, net of Federal benefits	(6)	(6)
Other	(5)	(1)

Effective tax rate	—	—

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	2009	2008
Deferred Tax Assets:
Asset reserves/other	$—	$50
Deferred revenue	(16)
Stock options	333	73
Net operating loss carryforwards	3,943	3,005

Gross deferred tax assets	4,260	3,127
Valuation allowance	(4,260)	(3,127)

Net Deferred Tax Assets	$—	$—

At September 30, 2009, the Company has net operating loss carryforwards of approximately $8,845, inclusive of the gain on the sale of the business operations which will expire in varying amounts through 2026.
A substantial portion of the Company’s net operating loss carryforwards arose prior to a change of control during December 2000 and the change of control in 2008. As a result, these net operating loss carryforwards are subject to the annual limitations. Therefore, management believes the Company is not more likely than not to realize the tax benefits associated with the net operating loss carryforwards that arose prior to the change of control and the Company’s history of operating losses; therefore, the Company has fully reserved all its deferred tax assets. In connection with the Merger (See Note 1), the Company may be subjected to further limitation of the net operating loss carryforward
As of September 30, 2009 and 2008, the valuation allowance was $4,260 and $3,127, respectively. The valuation allowance increased by $1,133 and $251 in 2009 and 2008, respectively.
Note 8 — Stockholders’ Equity
Stock Option Plans
In February 1998, a stock option plan (the “1998 Plan”) was approved by the stockholders. The 1998 Plan was amended in January 2000. Under the revised plan, 1,000 shares of common stock are reserved for issuance upon the exercise of options designated as either incentive stock options or non-qualified stock options. Options granted under the 1998 Plan will expire not more than ten years from the date of grant. Options granted under the plan generally have a vesting period of four years. The 1998 Plan terminated in February 2008 with no options outstanding.
In March 2001, the stockholders approved the 2001 Flexible Stock Plan (the “2001 Plan”). Under the 2001 Plan, the number of shares which may be issued or sold, or for which options, stock appreciation rights (“SARs”) or performance shares may be granted to certain directors, officers and employees of the Company is 2,500 per year, plus an annual increase, effective as of the first day of each calendar year, commencing with 2002, equal to 25% of the number of outstanding shares as of the first day of such calendar year, but in no event more than 10,000 shares in the aggregate. A total of 10,000 shares were subject to grants outstanding under the 2001 Plan at September 30, 2009 and 2008, respectively. The 5,778 options and 300 shares of restricted stock outstanding as of September 30, 2009 were granted with various vesting schedules and as of September 30, 2009, 5,337 were fully vested. The options are exercisable over a period ranging from eight to ten years from the date of grant.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
In March 2008, the Company extended the expiration date of 925 stock options held by members of its board of directors. During fiscal 2008, compensation expense of $121 was recorded in connection with these options.
In March 2009, the stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”). Under the 2009 Plan, the number of shares which may be issued or sold, or for which options, SARs or performance shares may be granted to certain directors, officers and employees of the Company is 2,000. There were no options and 200 shares of restricted stock outstanding as of September 30, 2009, which vested on January 1, 2010.
A summary of stock option activity related to the Company’s stock option plans is as follows:

	2009		2008
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding on October 1	5,570	$.33	3,975	$.38
Granted	2,743	.18	1,595	.21
Exercised	(1,261)	.20	—	—
Forfeited	(625)	.24	—	—

Outstanding on September 30	6,427	.30	5,570	.33

Exercisable on September 30	6,287	$.30	4,125	$.37

A summary of options outstanding under the Company’s stock option plans as of September 30, 2009 and changes during the year then ended is presented below:

		Weighted	Weighted
		Average	Average	Aggregate
	Stock	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
			(in years)
Outstanding at October 1, 2008	5,570	$.33	4.5
Granted**	2,743	.18	9.2
Exercised	(1,261)	.20	—
Forfeited or Expired	(625)	.24	—

Outstanding at September 30, 2009	6,427	$.30	5.1	4,076	*

Exercisable at September 30, 2009	6,287	$.30	5.0	3,971	*

*	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. The fair value of the Company’s stock was $0.93 per share at September 30, 2009 based upon its closing price on the OTCBB.

**	This excludes 497 options issued in conjunction with the NCRC acquisition which were granted outside of the plans.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for determining the fair value of options granted in fiscal 2009 and 2008:

	2009	2008
Risk-free interest rates	1.63%	3.4%
Expected option lives	6.0 years	5.5 years
Expected volatilities	95%	85%
Expected dividend yields	0%	0%
The Company’s computation of expected life was determined based on the simplified method. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The Company’s computation of expected volatility is based on the historical volatility of the Company’s stock price.
The Black Scholes weighted average grant date fair value for the options granted during the years ended September 30, 2009 and 2008 was $0.09 and $0.15, respectively.

		Weighted Average
	Stock Options	Grant Date Fair Value
Nonvested at October 1, 2008	1,445	$0.15
Options granted	3,240	$0.09
Options vested and forfeited	(4,545)	$0.11

Nonvested at September 30, 2009	140	$0.09

For the years ended September 30, 2009 and 2008, 1,261 and 0 options, respectively, were exercised. Accordingly, the total intrinsic value of options exercised during 2009 was $920 and nil, respectively.
Cash received from options exercised was $253 and nil in 2009 and 2008, respectively.
Stock Based Compensation
Stock Options
During July 2008 the Company granted options exercisable for approximately 1,595 shares of common stock: 1,000 to employees, approximately 150 to members of the board of directors, and 445 to employees of an affiliated entity. The Company recorded compensation expense associated with these options based on an estimate of the fair value using the Black-Scholes valuation model as described above.
The Company determined the fair value of the 1,000 employee options to be $149, based on the closing price of its stock on the date of grant. The fair value of the grant was recognized as compensation expense over the vesting period. During the first fiscal quarter of 2009 the grant for 100 of such options was forfeited. Compensation expense recorded in connection with the options for the years ended September 30, 2009 and September 30, 2008 was $115 and $27, respectively.
The Company determined the fair value of the 150 board of director options to be $22, based on the closing price of its stock on the date of grant. The options were immediately exercisable on the date of grant and accordingly, the fair value of the grant was recognized on the grant date and was charged to compensation expense for the year ended September 30, 2008.
The Company recorded compensation expense associated with the 445 options to the employees of the affiliated entity using the variable accounting method that requires the Company to re-measure the compensation expense associated with these options at the end of each reporting period until the options are vested. Compensation expense recorded in connection with the options for the years ended September 30, 2009 and September 30, 2008 was $109 and $13, respectively.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
During December 2008 the Company granted options exercisable for approximately 120 shares of common stock to employees of the Company. The Company determined the fair value of the options to be $11, based on the closing price of its stock on the date of grant. The fair value of the grant was recognized as compensation expense over the vesting period. During the second fiscal quarter of 2009 the grant for 100 options of such options was forfeited. Compensation expense recorded in connection with options for the year ended September 30, 2009 was $6.
Additionally, during December 2008 the Company granted options exercisable for approximately 120 shares of common stock to marketing consultants and non-employees of the Company. The Company recorded compensation expense associated with these options based on an estimate of the fair value using the Black-Scholes valuation model. The Company is required to re-measure the compensation expense associated with these options at the end of each reporting period until the options are vested. This re-measurement at September 30, 2009 resulted in a charge to compensation expense of $61 for the year then ended. Such options are unvested as of September 30, 2009.
In connection with the acquisition of NCRC in December 2008, the Company granted options exercisable for approximately 3,000 shares of common stock of which 497 of the options were issued outside the 2001 Plan. The NCRC transaction is described in Note 4 — Acquisition.
Restricted Stock
In January 2006, the Company granted to each of its chairman of the board and its former chief executive officer 100 shares of restricted stock in lieu of salary. This stock fully vested in January 2008. The Company determined the fair value of the stock to be $100 based on the closing price of its stock on the date of grant. The fair value of the restricted stock was recognized as compensation expense over the vesting period. Compensation expense recorded in connection with the restricted stock for the years ended September 30, 2009 and September 30, 2008 was nil and $13, respectively.
In October and December 2008, the Company granted to each of its chairman of the board and chief financial officer 1,000 shares of restricted stock. The stock fully vested on December 5, 2008. The Company determined the fair value of the stock to be $280 based on the closing price of its stock on the date of grant, which amount was fully recognized as compensation expense in the fiscal year ended September 30, 2009.
In December 2008 the Company granted to each of two of its non employee board members 100 shares of restricted stock with a vesting date of January 1, 2010. The Company determined the fair value of the stock to be $58 based on the closing price of its stock on the date of grant. The fair value of the restricted stock was recognized as compensation expense over the vesting period. Compensation expense was recorded in connection with the restricted stock for the year ended September 30, 2009 in the amount of $44.
In March 2009, the Company granted a non-employee board member 100 shares of restricted stock with a vesting date of March 31, 2010. The Company granted the restricted stock for compensation in connection with a technology consulting services agreement. The Company recorded the expense associated with these options based on an estimate of the fair value using the Black-Scholes valuation model. The Company is required to re-measure the compensation expense associated with these options at the end of each reporting period until the options are vested. This re-measurement at September 30, 2009 resulted in a charge to compensation expense of $47 for the year then ended.
In August 2009 the Company granted to each of two of its non-employee board members 100 shares of restricted stock with a vesting date of January 1, 2010. The Company determined the total fair value of the stock grant to be $60 based on the closing price of its stock on the date of grant. The fair value of the restricted stock is being recognized as compensation expense over the vesting period. Compensation expense was recorded in connection with the restricted stock for the year ended September 30, 2009 in the amount of $16.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
A summary of restricted stock outstanding as of September 30, 2009 and 2008 and changes during the fiscal years then ended is presented below:

	2009	2008
Unvested at October 1	—	200
Granted	2,500	—
Vested	(2,000)	200
Forfeited or Expired	—	—

Unvested at September 30	500	—

Warrants
In January 2001, the Company issued a warrant to purchase 300 shares of common stock to a former employee at an exercise price of $0.58 per share. The warrant expires on December 31, 2010.
On March 20, 2009, in connection with the debt financing transaction with Blue Moon, the Company granted a common stock purchase warrant to purchase 108 shares of common stock at a price of $0.44 per share, which warrant is currently exercisable. The warrant was valued based on an estimate of the fair value on the date of grant and using the Black-Scholes valuation model. The value of the warrant was a discount to the debt and will be accreted to interest expense over the life of the financing. Accreted discount charged to interest expense amounted to $8 for the year ended September 30, 2009.
On June 4, 2009, in connection with the debt financing transaction with VeriChip, the Company granted a common stock purchase warrant to purchase 333 shares of common stock at price of $0.30 per share, which warrant is currently exercisable. The financing transaction also included a guaranty of collection given by Mr. William Caragol, the Company’s chief executive officer, for the benefit of VeriChip, for which he received a common stock purchase warrant from the Company to purchase 500 common shares of the Company at a price of $0.30 per share, which warrant is currently exercisable. The warrants were valued based on an estimate of the fair value on the date of grant and using the Black-Scholes valuation model. The value of the warrant issued to VeriChip was a discount to the debt and will be accreted using the effective interest method. The value of the warrant issued to Mr. Caragol was considered debt issuance costs and will be amortized using the effective interest method. Accreted discount and amortized issuance costs charged to interest expense amounted to $30 for the year ended September 30, 2009.
A summary of warrant activity is as follows:

	2009		2008
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding on October 1	300	$.58	300	$.58
Granted	941	.32	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding on September 30	1,241	.38	300	.58

Exercisable on September 30	1,241	$.38	300	$.58

The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for determining the fair value of options granted in fiscal 2009:

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)

2009
Risk-free interest rates	1.75% -2.38%
Expected option lives	5.0 years
Expected volatilities	101%
Expected dividend yields	0%
The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The Company’s computation of expected volatility is based on the historical volatility of the Company’s stock price.
Note 9 — Discontinued Operations
In December 2007, we entered into the Sale Agreement with Corporate Technologies. As a result of the sale, the Company’s operating results related to its IT solutions business are now classified as discontinued operations for all periods presented in the consolidated financial statements and are comprised as follows:

Year Ended
September 30,
2008
Revenue	$1,931

Cost of sales	1,565

Gross profit	366

Selling, general and administrative expenses	(602)
Interest expense	(38)

Loss from discontinued operations	(274)
Gain on sale of discontinued operations	691

Income from discontinued operations	$417

Income from discontinued operations per common share — basic and diluted	$0.08
Weighted average number of common shares outstanding — basic and diluted	5,114
Under the terms of the agreement, $800 was received in cash and $200 of the proceeds was held in escrow for a period of three months following the closing pending the reduction in real property rental expenses. As of September 30, 2008, $67 was paid as full settlement of the escrow. As result, after deducting the operating assets and expenses related to the sale of $176, the Company recorded a gain on the sale of approximately $691.
Note 10 — Commitments and Contingencies
Legal Proceedings
The Company was not party to any material legal proceedings or claims as of September 30, 2009. Accordingly, management does not anticipate any material adverse impact on the Company’s financial position, results of operations or cash flows as a result of legal proceedings or claims.

STEEL VAULT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Amounts)
Note 11 — Related Party Transactions
On August 1, 2008, Digital Angel sold 2.5 million shares of the Company’s common stock to Blue Moon. The shares represented 49.9% of the Company’s outstanding common stock at that time and all of the shares owned by Digital Angel.
On October 8, 2008, the Company entered into a sublease with Digital Angel for its corporate headquarters located in Delray Beach, Florida, consisting of approximately 7,900 feet of office space, which space is shared with VeriChip. The rent for the entire twenty-one-month term of the sublease is $158, which was paid in one lump sum upon execution of the sublease. VeriChip reimbursed the Company for one-half of the sublease payment, representing its share of the total cost of the sublease. The Company charged approximately $45 related to office rent to general and administrative expenses for the fiscal year ended September 30, 2009, and approximately $34 of prepaid rent remained in other current assets at September 30, 2009. In addition, to account for certain shared services and resources, the Company and VeriChip operate under a shared services arrangement, in connection with which the Company pays $6.5 a month to VeriChip. The Company charged $78 related to the shared services agreement to general and administrative expenses for the fiscal year ended September 30, 2009. During September 2009 VeriChip advanced the Company $100. The total amount payable to VeriChip as of September 30, 2009 was $142.
On March 20, 2009, the Company closed a debt financing transaction with Blue Moon for $190 pursuant to a secured convertible promissory note. See Note 6 — Financing Arrangements, for more information on the transaction. As of September 30, 2009, Blue Moon owned 25.9% of the Company’s outstanding common stock. The Company’s chairman of the board, is a manager of Blue Moon and controls a member of Blue Moon, and the Company’s chief executive officer, president and acting chief financial officer, is also a manager and member of Blue Moon.
On March 31, 2009, the Company granted 100 shares of restricted stock to a director, in conjunction with his agreement to serve as the chairman of the Company’s technology committee. Such restricted shares were issued from the Company’s 2001 Flexible Stock Plan and vest on March 31, 2010.
On June 4, 2009, the Company closed a debt financing transaction with VeriChip for $500 pursuant to a secured convertible promissory note, which is payable on demand after June 4, 2011. See Note 6 — Financing Arrangements, for more information on the transaction. As of September 30, 2009, the Company’s chairman of the board, was the executive chairman of VeriChip and controlled VeriChip; the Company’s chief executive officer, president and acting chief financial officer, was the acting chief financial officer of VeriChip; and a director of the Company was also a director of VeriChip.
Note 12 — Subsequent Events
On November 10, 2009, the Company completed the merger transaction pursuant to which it was merged with VeriChip, with the Company becoming a wholly-owned subsidiary of VeriChip. Subsequent to the closing of the merger, VeriChip changed its name to PositiveID Corporation. Each share of Company common stock then outstanding was canceled and automatically converted into the right to receive 0.5 shares of PositiveID Corporation common stock. Additionally, the warrant to purchase 333 shares of common stock issued in connection with the PositiveID Corporation Note was cancelled as a result of the Merger. The total cost of the acquisition was approximately $13,800. As of January 2010, PositiveID Corporation has agreed to continue funding the operations of the Company through December 31, 2010.
The Company repaid both the principal and interest accrued thereon on the Blue Moon obligation in full on November 10, 2009 in the amounts of $190 and $6, respectively. The warrant to purchase 108 shares of common stock issued in connection with the Note remain outstanding.